BEACON PROPERTIES CORPORATION

                             ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
              PREFERENCES OF A SERIES OF SHARES OF PREFERRED STOCK


         Beacon Properties Corporation, a Maryland corporation (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:


         FIRST: Under a power contained in Article VII of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), by resolution duly adopted by unanimous written consent dated June 11, 1997, classified and designated 9,200,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as shares of 8.98% Series A Cumulative Redeemable Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares as follows, which upon any restatement of the Charter shall be made part of
Article VII, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

(1) Designation and Number. A series of Preferred Stock, designated the "8.98% Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred"), is hereby established. The number of shares of the Series A Preferred shall be 9,200,000.


(2) Rank. The Series A Preferred will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation, and to all equity securities ranking junior to such Series A Preferred; (b) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series A Preferred. The term "equity securities" shall not include convertible debt securities.

(3)      Dividends.


         (a) Holders of the shares of Series A Preferred shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.98% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.245 per share). Such dividends shall be cumulative from the first date on which any Series A Preferred is issued and shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each, a


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"Dividend Payment Date"). The first dividend, which will be paid on September
15, 1997, will be for more than a full quarter. Such dividend and any dividend payable on the Series A Preferred for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").


         (b) No dividends on shares of Series A Preferred shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

         (c) Notwithstanding the foregoing, dividends on the Series A Preferred will accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred will accumulate as of the Dividend Payment Date on which they first become payable.

         (d) Except as provided in Section 3(e) below, no dividends will be authorized or paid or set apart for payment on any stock of the Corporation or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A Preferred (other than a dividend in shares of the Corporation's Common Stock or in any other class of stock ranking junior to the Series A Preferred as to dividends and upon liquidation) for any period unless
(i) full cumulative dividends have been or contemporaneously are authorized and paid or authorized and (ii) a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred for all past dividend periods and the then current dividend period.

         (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred, all dividends authorized upon the Series A Preferred and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred shall be authorized pro rata so that the amount of dividends authorized per share of Series A Preferred and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does


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not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred which may be in arrears.

         (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Corporation ranking junior to or on a parity with the Series A Preferred as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred as to dividends and upon liquidation).

         (g) Holders of the Series A Preferred shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series A Preferred as described above. Any dividend payment made on shares of the Series A Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.


(4)      Liquidation Preference.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred as to liquidation rights.

         (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with the Series A Preferred in the distribution of assets, then the holders of the Series A Preferred and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would


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otherwise be respectively entitled.

         (c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

         (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred will have no right or claim to any of the remaining assets of the Corporation.

         (e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Corporation or the sale, lease or conveyance of all or substantially all of, the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5)      Redemption.


         (a) Right of Optional Redemption. The Series A Preferred is not redeemable prior to June 15, 2002. However, in order to ensure that the Corporation remains a qualified real estate investment trust ("REIT") for federal income tax purposes, the Series A Preferred will be subject to the provisions of Article IX of the Corporation's Charter pursuant to which Series A Preferred owned by a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock and the Corporation will have the right to purchase Excess Stock from the holder. On and after June 15, 2002, the Corporation, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If less than all of the outstanding shares of Series A Preferred are to be redeemed, the Series A Preferred to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.


         (b)      Limitations on Redemption.

                  (i) The redemption price of the Series A Preferred (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other stock of the Corporation, which may include other series of Preferred Stock, and from no other source. For purposes of the preceding sentence, "stock" means any equity securities (including Common Stock and Preferred Stock), shares, interest, participation or other


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ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                  (ii) Unless full cumulative dividends on all shares of Series A Preferred shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred shall be redeemed unless all outstanding shares of Series A Preferred are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred (except by exchange for stock of the Corporation ranking junior to the Series A Preferred as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock in order to ensure that the Corporation remains qualified as a REIT for Federal income tax purposes or the purchase or acquisition of shares of Series A Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred.

         (c) Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of Series A Preferred, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred for which a notice of redemption has been given.

         (d)      Procedures for Redemption.

                  (i) Notice of redemption will be (a) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred except as to the holder to whom notice was defective or not given.

                  (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred to be redeemed;
(D) the place or places where the Series A Preferred is


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to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred held by such holder to be redeemed.

                  (iii)If notice of redemption of any shares of Series A Preferred has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred, such shares of Series A Preferred shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series A Preferred to be redeemed shall surrender such Series A Preferred at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series A Preferred represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred without cost to the holder thereof.

         (e) Application of Article IX. The shares of Series A Preferred are subject to the provisions of Article IX of the Charter of the Corporation, including, without limitation, the provision for the redemption of Excess Stock (as defined in the Charter). Notwithstanding the provisions of Article IX of the Charter, shares of Series A Preferred which have been exchanged pursuant to the Charter for Excess Stock may be redeemed, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If less than all of the outstanding Series A Preferred is to be redeemed, the Series A Preferred to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

         (f) Status of Redeemed Shares. Any shares of Series A Preferred that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(6)      Voting Rights.

         (a) Holders of the Series A Preferred will not have any voting rights, except as set forth below.

         (b) Whenever dividends on any shares of Series A Preferred shall be in arrears for


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six or more quarterly periods (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series A Preferred as to dividends or on liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the outstanding shares of Series A Preferred or the holders of shares of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

         (c) If and when all accumulated dividends and the dividend for the current dividend period on the Series A Preferred shall have been paid in full or set aside for payment in full, the holders of shares of Series A Preferred shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

         (d) So long as any shares of Series A Preferred remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two thirds of the shares of the Series A Preferred outstanding at the time, (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right,


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preference, privilege or voting power of the Series A Preferred or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred and provided further that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7) Conversion. The Series A Preferred is not convertible into or exchangeable for any other property or securities of the Corporation, except that the shares of Series A Preferred may be exchanged by the Corporation for shares of Excess Stock, in accordance with the Charter.

         SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.


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         FIFTH: The undersigned President of the Corporation acknowledges these
Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 11th day of June, 1997.


                                           BEACON PROPERTIES CORPORATION



                                           By: /s/ Alan M. Leventhal
                                           -----------------------------
                                           Alan M. Leventhal,
                                           President and Chief Executive Officer

[SEAL]

ATTEST:


/s/ Kathleen M. McCarthy
---------------------------
Kathleen M. McCarthy, Secretary



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